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EXHIBIT 10.14

MANAGEMENT AGREEMENT

As of the last date written below, International Microcomputer Software, Inc., a California corporation, ("IMSI") and Paul A. Jakab ("Executive") enter into this Management Agreement ("Agreement").

A. WHEREAS, IMSI desires to enter into a management agreement with Executive;

B. WHEREAS, IMSI requires Executive's personal services on a regular basis to operate and expand the business of IMSI; and

C. WHEREAS, Executive requires that IMSI provide the necessary resources for Executive to discharge his responsibilities under this Agreement:

NOW, THEREFORE, the Parties agree as follows:

15. EMPLOYMENT - IMSI hereby hires Executive as Executive Vice President, COO, IMSI. The Executive agrees to accept the responsibilities of Executive Vice President and the duties assigned by the President.

16. COMPENSATION - IMSI shall compensate Executive as follows:

Base Salary - IMSI shall pay Executive $156,000 per year ($13,000 per month) in salary payable on the 15th and the last day of each month. Executive's salary will be adjusted based upon the following events or milestones: overall compensation shall be reviewed by the Board after the initial 6 months and compensation shall be increased if the company is ahead of its cash and profit forecasts for the prior month period.

Options - Executive shall be granted 350,000 options. The strike price shall be in accordance with IMSI's stock option plans. In the event that the majority control of IMSI changes or Executive is terminated without cause, all options held by Executive shall immediately vest and the right to exercise them shall survive for one year thereafter. Options shall vest pro rata monthly over 24 months.

Bonuses - IMSI shall pay Executive a bonus of up to 25% of Executive base pay on the 15th day of the 2d month after the end of each calendar quarter if and when Executive meets profit and cash goals agreed to by the Executive committee. The initial plan for bonus purposes will be completed the week of 9/2/01 and shall include the combined forecasts for IMSI, ArtToday and Keynomics.

Executive Benefits - Executive shall have the right to participate in any and all health benefits, executive retirement income and welfare benefit plans, policies, programs, agreements or arrangements generally made available from time to time to salaried executives and/or other executives of IMSI which shall include, at a minimum, medical and dental insurance (the premiums for which shall be paid in full by IMSI) and other benefits which are presently in effect for executives of IMSI. Executive shall be entitled to thirty (30) days' vacation time each year without loss of compensation. In the event Executive is unable to take the total amount of vacation time authorized herein during any year, he may accrue that time and add it to vacation time for the following year. Executive's specific rights under any of the Executive Benefits, however, shall be governed by the terms, provisions and conditions of the underlying plans, policies, programs, agreements or arrangements relating to the particular Executive Benefits. At Executive's option IMSI shall pay Executive the amount of the premium for medical and dental insurance at the same cost that IMSI would incur for such premium so that Executive can maintain and pay for health and dental insurance directly. IMSI agrees to maintain adequate errors and omissions insurance for Executive as an officer of the corporation and agrees to pay all legal expense related to claims against Executive as an officer or Director of IMSI.


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(f) Incentive Plans - Executive shall be covered under and participate in any incentive compensation, bonus, discretionary pay, or performance award plans, programs, polices, arrangements, or any stock option or stock appreciation rights plans which IMSI may have or put into effect for its executives (Incentive Plans).

17. TERMINATION OF EMPLOYMENT - IMSI may terminate Executive's employment at any time with or without cause.

Termination Without Cause - Termination without cause shall include, but not be limited to, IMSI choosing to substantially alter the position, geographic location or responsibilities of Executive during the term of this Agreement. Termination without cause shall result in IMSI paying full compensation to Executive for a minimum of six (6) months and Executive Benefits and Incentive Plans shall also be paid for a period of six (6) months and will be paid to Executive on a normally scheduled basis. If termination without cause occurs in connection with the merger or acquisition of IMSI or change in control of the Board of IMSI, Executive shall be entitled to twenty four (24) months of compensation and benefits.

Termination by IMSI For Cause - IMSI may terminate this Agreement for cause by giving thirty (30) days' written notice to Employee. For purposes of this Agreement, "for cause" shall be limited to the following:

Commitment of a crime or illegal act constituting a felony under the criminal laws of the jurisdiction in which the act occurs.

        b) Gross negligence.

Termination by Executive - Executive may terminate his employment with IMSI at any time with or without cause.

Effect of Termination by Executive - Executive shall continue to receive compensation for a period of three (3) months after termination of employment and IMSI shall pay his medical and dental benefits for twelve (12) months after any termination.

These termination provisions shall survive termination of this Agreement and can only be modified by a subsequent written agreement executed by Executive and IMSI.

18. TRADE SECRETS - Executive acknowledges that IMSI possesses and will continue to develop and acquire valuable Proprietary Information. The value of that Proprietary Information depends on it remaining confidential. IMSI depends on Executive to maintain that confidentiality, and Executive accepts that position of trust. Executive agrees, upon leaving employment with IMSI for any reason, to promptly deliver to IMSI all material documents, including but not limited to, writings and computer data, in Executive's possession, custody, or under Executive's control containing or disclosing Proprietary Information.

19. CONFLICTS WITH OTHER ACTIVITIES - Executive agrees that his employment with IMSI is non-exclusive but requires substantial attention and effort. Therefore, while employed by IMSI, Executive will not, without IMSI's consent, engage in any employment or business competitive with the business.

20. ADDITIONAL PROVISIONS RELATING TO PAYMENTS - If IMSI finds that, at the time any payment is due under this Agreement, Executive is unable to care for his affairs because of illness or accident, payment (unless a duly qualified guardian or other legal representative of Executive has made IMSI an earlier claim for it) may be paid to any individual deemed by IMSI to be maintaining Executive or responsible for Executive's maintenance, and any such payment shall be deemed to be payment for the Executive's account and shall be a complete discharge of any liability under this Agreement. IMSI will honor any request made prior to his disability by Executive regarding such payments. IMSI may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required under any law or government regulation or ruling.


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21. GOVERNING LAW - This Agreement shall be construed and its performance enforced in accordance with the laws of the State of California, excluding its choice of law provisions.

22. MODIFICATIONS - Any and all modifications, amendments, or additions to this Agreement shall be in writing. Similarly, any and all waivers of any terms of this Agreement shall be in writing. Any and all oral modifications, amendments, additions, and/or waivers shall be unenforceable.

23. DISPUTE RESOLUTION - The Parties agree to submit any disputes involving money or damages greater than $5,000 relating to this Agreement and/or transactions, duties, or obligations to be performed under this Agreement, to mediation with a mediator approved by the Parties to the dispute. If the Parties resolve their disputes through mediation, the Parties shall share the mediator's fees evenly but pay their own attorneys' fees and other expenses related to mediation. If mediation fails to resolve all disputes within thirty (30) days after submission to the mediator, then either Party may file a lawsuit or request arbitration. The Parties agree that mediation is a pre-condition to filing a lawsuit. The prevailing Party in any law suit or arbitration relating to the transactions contemplated by this Agreement shall be entitled to costs and expenses including reasonable attorneys fees and the attorneys' fees and expenses incurred in connection with mediation that failed to resolve the dispute. Claims of $5,000 or less may be submitted to mediation or small claims court.

24. SEVERABILITY - If a court of competent jurisdiction or arbitrator finds that one or more provisions of this Agreement is or are illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect as if such provision or provisions never existed.

25. WAIVER - No Party's right to require performance of another Party's obligations under this Agreement shall be affected by any previous delay in enforcing such right, express waiver of prior similar right to require performance, or course of dealing.

26. INTEGRATION CLAUSE - This Agreement contains the entire agreement of the Parties relating to the subject matter of this Agreement. The Parties have made no agreements, representations, or warranties relating to the subject matter of these Agreements that are not stated herein.

27. INTERPRETATION OF THIS AGREEMENT - The Parties acknowledge that they and their attorneys have had an opportunity to review this Agreement in detail and to comment on and draft any and all additional terms or modifications to this Agreement. Accordingly, the Parties agree that this Agreement shall not be interpreted against any Party under California Civil Code Section 1654 because the attorney for that Party drafted this Agreement or any provision of this Agreement.

28. SUCCESSORS - Should any change in IMSI ownership or structure occur, this Agreement shall survive and inure to the benefit of and be binding on the legal representatives, successors and assigns of the parties.

15. INDEMNIFICATION OF LOSSES OF EMPLOYEE - IMSI shall indemnify Executive for all losses sustained by Executive in direct consequence of the discharge of his duties on IMSI's behalf.

16. NOTICES. Notices under this Agreement shall be sufficient only if sent (a) by overnight courier, or (b) by facsimile or other electronic means and by U. S. Mail, or (c) personally delivered to the other
Party.  Notices shall be addressed as follows:

To IMSI                                 To Executive:

Fax:                                    Fax:
Tel:                                    Tel:


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Any Party may change the above information by giving written notice as set forth above.

17. COUNTERPARTS. This Agreement may executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the only Agreement.

IN WITNESS WHEREOF, the Parties execute this Agreement as of the last date written below.

Date: September 1, 2001                 By: /s/ PAUL A. JAKAB
                                            ------------------------------------

Date: September 1, 2001                 By: /s/ MARTIN WADE III
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